As filed with the Securities and Exchange Commission on February 26, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SEMPRA

(Exact name of registrant as specified in its charter)

California	33-0732627
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

488 8th Avenue

San Diego, California 92101

(Address of principal executive offices, including zip code)

Sempra Savings Plan

San Diego Gas & Electric Company Savings Plan

Southern California Gas Company Retirement Savings Plan

(Full title of the plans)

James M. Spira, Esq.

Associate General Counsel

Sempra

488 8th Avenue

San Diego, California 92101

(Name and address of agent for service)

(619) 696-2000

(Telephone number, including area code, of agent for service)

Copies to:

Michael E. Sullivan, Esq.

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, California 92130

(858) 523-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers an additional 1,500,000 shares of the common stock, no par value, of Sempra (the “Common Stock,”) for issuance under the Sempra Savings Plan, an additional 8,500,000 shares of the Common Stock for issuance under the San Diego Gas & Electric Company Savings Plan, an additional 10,000,000 shares of the Common Stock for issuance under the and Southern California Gas Company Retirement Savings Plan (collectively, the “Savings Plans,” and all such additional shares, collectively, the “Additional Savings Plan Shares”).

The Additional Savings Plan Shares are being registered in addition to the shares of Common Stock previously registered for issuance under the Savings Plans pursuant to Sempra’s effective registration statement on Form S-8 filed with the U.S. Securities and Exchange Commission (the “Commission”) on December 10, 2014 (Registration No. 333-200828) (such prior registration statement on Form S-8, the “Prior Registration Statement”). This registration statement relates to securities of the same class as those registered under the Prior Registration Statement and is being filed in accordance with General Instruction E to Form S-8 regarding the registration of additional securities. Pursuant to such instruction, the contents of the Prior Registration Statement are hereby incorporated by reference in and made part of this registration statement, except to the extent supplemented, superseded or modified by the specific information set forth below and/or the specific exhibits attached hereto.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Sempra or the Savings Plans with the Commission are incorporated by reference in this registration statement:

•	Sempra’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on February 25, 2025;

•	The Savings Plans’ Annual Report on Form 11-K for the fiscal year ended December 31, 2023, filed with the Commission on June 14, 2024;

•	Sempra’s Current Reports on Form 8-K with Commission filing dates of February 10, 2025 and February 20, 2025; and

•

The description of Sempra’s Common Stock contained in its Registration Statement on Form 8-A (Registration No. 001-14201), filed with the Commission on June  5, 1998, as updated by Exhibit 4.2 to Sempra’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and any amendment or report filed with the Commission for the purpose of updating such description.

All documents subsequently filed by Sempra pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Sempra does not, however, incorporate by reference any documents or portions thereof that are not deemed “filed” with the Commission, including any information furnished pursuant to Item 2.02 or Item 7.01 of Sempra’s Current Reports on Form 8-K and any related exhibits furnished pursuant to Item 9.01 of Sempra’s Current Reports on Form 8-K, unless, and except to the extent, specified in such reports.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 6.	Indemnification of Directors and Officers.

Section 317 of the Corporations Code of the State of California permits a corporation to provide indemnification to its directors and officers under certain circumstances. Sempra’s Bylaws (as amended) provide for mandatory indemnification of directors and officers, subject to the limitations set forth therein. In addition, Sempra’s Amended and Restated Articles of Incorporation eliminate the liability of directors for monetary damages to the fullest extent permissible under California law and provide Sempra with the power, by bylaw, agreement or otherwise, to provide indemnification of directors and officers to the fullest extent permissible under California law and, subject to certain limitations, in excess of the indemnification otherwise expressly permitted by Section 317 of the Corporations Code. In addition, Sempra has indemnification agreements with its directors and certain of its officers that provide for indemnification for monetary damages to the fullest extent permissible under California law. Sempra maintains liability insurance and is also insured against loss for which it may be required or permitted by law to indemnify its directors and officers for their related acts.

The directors and officers of Sempra are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), which might be incurred by them in such capacities and against which they cannot be indemnified by Sempra.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Sempra pursuant to the foregoing provisions, Sempra has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Articles of Incorporation of Sempra effective May 23, 2008 (Exhibit 3.1 of Sempra’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on February 27, 2020, is incorporated herein by reference).

4.2	Certificate of Determination of Preferences of 4.875% Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock, Series C, of Sempra (including the form of certificate representing the 4.875% Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock, Series C), filed with the Secretary of State of the State of California and effective June 11, 2020 (Exhibit 3.1 of Sempra’s Current Report on Form 8-K, filed with the Commission on June 15, 2020, is incorporated herein by reference).

4.3	Certificate of Amendment of Amended and Restated Articles of Incorporation of Sempra dated May 12, 2023 (Exhibit 3.1 of Sempra’s Current Report on Form 8-K, filed with the Commission on May 16, 2023, is incorporated herein by reference).

4.4	Bylaws of Sempra as amended through May 12, 2023 (Exhibit 3.2 of Sempra’s Current Report on Form 8-K, filed with the Commission on May 16, 2023, is incorporated herein by reference).

5.1*	Opinion of Latham & Watkins LLP.+

23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2*	Consent of Deloitte & Touche LLP, independent auditors.

23.3*	Consent of Latham & Watkins LLP (including in Exhibit 5.1).

24.1*	Powers of Attorney (included on the signature page hereto).

107*	Filing Fee Table.

*	Filed herewith.
+

In lieu of the opinion of counsel or determination letter contemplated by Item 601(b)(5)(ii) of Commission Regulation S-K with respect to the qualification of the Savings Plans under Section 401 of the Internal Revenue Code of 1986, as amended (the “Code”), Sempra hereby undertakes that it will submit or has submitted the Savings Plans and any amendments thereto to the Internal Revenue Service (“IRS”) in a timely manner when required and has made or will make all changes required by the IRS in order to qualify the Savings Plans under Section 401 of the Internal Revenue Code of 1986, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on February 26, 2025.

SEMPRA (Registrant)

By:	/s/ Peter R. Wall
Peter R. Wall Senior Vice President, Controller and Chief Accounting Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of the registrant hereby severally constitutes and appoints each individual who, at the time of acting under this power of attorney, is the Chief Executive Officer, the Principal Financial Officer (however designated), the Principal Accounting Officer (however designated), a Vice President, the Corporate Secretary or the Treasurer of Sempra, and each of them singly (with full power to each of them to act alone), as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments to this registration statement, including post-effective amendments, and any registration statement for the same offering that is to be effective under Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof. This power of attorney shall be governed by and construed in accordance with the laws of the State of California and applicable federal securities laws.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ J. Walker Martin J. Walker Martin	Chairman, Chief Executive Officer and President (Principal Executive Officer)	February 26, 2025

/s/ Karen L. Sedgwick Karen L. Sedgwick	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	February 26, 2025

/s/ Peter R. Wall Peter R. Wall	Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	February 26, 2025

Signature	Title	Date

/s/ Andrés Conesa Andrés Conesa	Director	February 26, 2025

/s/ Pablo A. Ferrero Pablo A. Ferrero	Director	February 26, 2025

/s/ Jennifer M. Kirk Jennifer M. Kirk	Director	February 26, 2025

/s/ Richard J. Mark Richard J. Mark	Director	February 26, 2025

/s/ Michael N. Mears Michael N. Mears	Director	February 26, 2025

/s/ Jack T. Taylor Jack T. Taylor	Director	February 26, 2025

/s/ Cynthia J. Warner Cynthia J. Warner	Director	February 26, 2025

/s/ James C. Yardley James C. Yardley	Director	February 26, 2025

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